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                                                                   EXHIBIT 10.47


                               [TCI LETTERHEAD]


                              December 26, 1996


Mr. Larry E. Romrell
Tele-Communications, Inc.
5619 DTC Parkway
Englewood, CO 80111

Dear Larry:

         This letter sets forth the agreement of Tele-Communications, Inc. ("TCI") to purchase from you or Colorado National Bank, as your assignee pursuant to your $850,000 Credit Line and $1,800,000 Term Note, insofar as such purchase is permitted under TCI's loan agreements (as of today's date, no TCI loan agreement would prohibit this purchase), any and all of the 103 shares of the WestMarc Series C Cumulative Compounding Redeemable Preferred Stock owned by you at the date of purchase. TCI agrees to purchase each such share from you or Colorado National Bank (free and clear of any liens or other encumbrances) upon ten business days' notice from you at the Liquidation Price of $32,250 per share plus any accrued, but unpaid, dividends on such shares through the date of purchase. This agreement expires on January 1, 2002.

                                      Sincerely yours,



                                      /s/ John C. Malone
                                      John C. Malone

SMB/sww